Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on __________ by and between Belite Bio, Inc, a Company incorporated in the Cayman Islands (the “Company” and, together with all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies, collectively referred to as the “Company Group”), and [ ], an individual, a [ ] citizen with [his/her] passport number being [ ] (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. The Executive agrees to commence active employment with the Company on or before [Date] (the first day of such employment is referred to as the “Employment Commencement Date”).

1.2	Duties. During the Period of Employment, the Executive shall serve the Company as its [position] and shall have such powers, duties and obligations consistent with such position as the Company shall determine from time to time. The duties of the Executive include, among others, (i) [Duties]; and (ii) [Duties]. The Executive shall be subject to such directives of the Board and comply with the corporate policies of the Company and the Company Group as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as amended from time to time). During the Period of Employment, the Executive shall report to [the Chairman/CEO and/or the Board of the Company]/[the Board of the Company].

1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company and Company Group, and (ii) hold no other employment, except for (in the case of (i)) or by (in the case of (ii)) one or more other companies in the Company Group or, in each case of (i) and (ii), as instructed or otherwise permitted by the Company in writing. The Executive’s service on the boards of directors (or similar body) of business entities other than the Company Group is subject to the approval of the Board [of the Company]. The Company shall have the right to require the Executive to resign from any board [of directors] or similar body which he may then serve if the Board [of the Company] reasonably determines in writing that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity.

2.	Period of Employment. The “Period of Employment” shall be the period commencing on the Employment Commencement Date and ending at the close of business on the date this Agreement is terminated by the Executive or the Company. [The Executive’s employment with the Company is “at will.” Either the Executive or the Company is entitled to terminate the employment at any time for any reason, with or without cause and with 3-monthnotice, without liability.]

3.	Compensation.

3.1	Base Salary and Bonus. The Executive’s base salary (the “Base Salary”) during the Period of Employment shall be [determined by the Company as specified in a separate agreement between the Executive and the Company’s designated subsidiary or affiliate (the “Subsidiary Employment Agreement”). During the Period of Employment, the Executive shall be eligible to receive a bonus as determined in the Subsidiary Employment Agreement.] / [paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary of the Period of Employment shall be at an annualized rate of US$ [ ]. During the Period of Employment, the Executive will be eligible to a base bonus of 10% of his/her annual base salary by year end based on the number of month that the Executive works at the Company in that year. Performance Bonuses [,within 5%-10% of his/her annual base salary] will be payable against milestones discussed and agreed between the Executive and the Chairman/CEO and/or the Board of the Company. Except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company through the last day of the period to which a Bonus relates in order to be eligible for a Bonus (or portion thereof) with respect to that period (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Bonus with respect to such period). Any Bonus will be paid, subject to applicable tax withholding, as soon as practicable after the end of the period to which such bonus relates. The Company will review the Executive’s Base Salary and Bonuses at least annually.]

3.2	Intentionally Left Blank

3.3	Intentionally Left Blank

3.4	Intentionally Left Blank

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs if made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. [The Company will reimburse 100% of the insurance premiums of the Executive and the dependents of the Executive.] / [The Company will, pursuant to the relevant requirements under applicable laws and regulations, make necessary arrangements for the Executive to participate in the labor insurance program, the national health insurance program, and any other statutory insurance program.]

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies in effect from time to time.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation days in accordance with the Company’s vacation policies in effect from time to time, including the Company’s policies regarding vacation accruals; provided that the Executive's rate of vacation accrual during the Period of Employment shall be no less than the number of days per year as determined in the Subsidiary Employment Agreement.. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company. The Executive may choose to cash out unused annual leave entitlements per year at the year end at the rate of his base salary by submitting an annual leave cash out agreement or accrue the unused annual leave entitlements to the following year. Any accrued but unused and unpaid annual leave will be paid out at termination of employment at the rate of his base salary upon termination.

5.           Termination. [This Agreement may be terminated at any time by mutual agreement of the parties hereto. This Agreement may also be terminated by either party pursuant to the relevant provisions of applicable law.]

5.1	[Termination at will. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company or by the Executive [with 3-month notice].] / [Intentionally Left Blank]

5.2	Benefits Upon Termination. If the Executive’s employment by the Company is terminated for any reason, upon the date that the Executive’s employment by the Company terminates (the “Severance Date”), [the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows] / [in addition to any statutory severance payment to which the Executive is entitled]:

(a)       The Company shall pay the Executive (or, in the event of [his/her] death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.4); and

(b)       [Subject to applicable laws, if/If] a Change of Control (as defined in Section 5.4) occurs any time during the Period of Employment and on or within six months following such Change of Control, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined in Section 5.4), the Executive shall be entitled to [(i) a severance payment in the amount equals to the then applicable Base Salary rate of the Executive for a six-month period, such amount to be paid to the Executive in the month following the month in which the Executive’s Separation from Service occurs; and (ii)] the accelerated vesting of any then-outstanding and unvested portion of the grants of the Company’s stock options granted to the Executive so that such outstanding stock options shall become vested in full as of the Severance Date.

(c)       Notwithstanding the foregoing provisions of this Section 5.2, if the Executive breaches [his/her] obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid severance amount contemplated by Section 5.2[; provided that, if the Executive provides the release contemplated by Section 5.3, in no event shall the Executive be entitled to benefits pursuant to Section 5.2(b) of less than US$5,000 (or the amount of such benefits, if less than US$5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.3].

(d)       The foregoing provisions of this Section 5.2 shall not affect: [(i) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue health coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).] / [the Executive's receipt of benefits otherwise due to terminated employees under insurance coverage consistent with the terms of the applicable Company labor insurance program, national health insurance program, or any other statutory insurance program;]

5.3	Release; Exclusive Remedy.

(a) This Section 5.3 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.2(b) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following [his/her] last day of employment with the Company (and in all events within twenty-one (21) days after [his/her] last day of employment with the Company), execute and deliver to the Company a valid general release of claims (the “General Release”) in a form acceptable to the Board and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b) The Executive agrees that [in addition to any statutory severance payment to which the Executive is entitled,] the payments contemplated by Section 5.2 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of [his/her] employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.2 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.4	Certain Defined Terms.

(a)       As used herein, “Accrued Obligations” means:

(i)       any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)       any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date.

(b)       As used herein, “Cause” shall mean, as reasonably determined by the Board of the Company (excluding the Executive, if he is then a member of the Board of the Company), (i) any act of personal dishonesty taken by the Executive in connection with [his/her] responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a crime which the Board of the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, or (iv) continued violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has violated [his/her] obligations to the Company.

(c)        As used herein, “Change of Control” shall mean (x) a merger, amalgamation or consolidation of the Company or Parent, in one or a series of related transactions, as a result of which the shareholders of the Company or Parent, as applicable, do not control fifty percent (50%) or more of the total voting power of the surviving entity (other than a transaction, the sole purpose of which is to effect the reincorporation of the Company or Parent in a different jurisdiction), or (y) the sale, transfer or other disposition of all or substantially all of the Company or Parent’s assets in one or a series of related transactions in liquidation or dissolution of the Company or Parent .

(d)       As used herein, “Constructive Termination” shall mean a resignation by the Executive within thirty (30) days after the occurrence of any of the following [events, subject to applicable law] (in each case, without the Executive’s prior written consent): (i) a material reduction of the Executive’s duties, authority or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company of the Executive’s Base Salary as in effect immediately prior to such reduction; or (iii) the relocation of the Executive’s principal place of employment with the Company to a facility or a location more than fifty (50) miles from [his/her] current location; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for Constructive Termination unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for Constructive Termination within thirty (30) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 17), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a Constructive Termination unless such termination occurs not more than ninety (90) days following the initial existence of the condition claimed to constitute grounds for Constructive Termination.

(e)       As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board of the Company, renders the Executive unable to perform the essential functions of [his/her] employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

(f)       As used herein, “Involuntary Termination” shall mean a Constructive Termination or a termination of the Executive by the Company without Cause. For purposes of clarity, the term Involuntary Termination does not include a termination of the Executive’s employment due to the Executive’s death or Disability.

(g)       [As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.] / [Intentionally Left Blank]

6.	Confidentiality; Inventions; Non-Solicitation.

6.1	Confidential Information.

(a)       Company Information. The Executive hereby agrees that at all times during the Period of Employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm or corporation without written authorization of an officer of the Company Group (other than the Executive), any Confidential Information, except under a non-disclosure agreement duly authorized and executed by the Company. The Executive understands that “Confidential Information” means any non-public information of the Company that relates to its actual or anticipated business or research and development, or to its technical data, trade secrets or know-how. “Confidential Information” includes, without limitation, research, product plans or other information regarding products or services and markets therefor, developments, inventions, processes, formulas, designs, drawings, technology, research and clinical data, chemical structures and formulations, software, protocols, algorithms, engineering, hardware configuration information, customer lists and customers (including, but not limited to, customers of the Company on whom the Executive called or with whom the Executive became acquainted during the Period of Employment), marketing, finances or other business information of the Company. The Executive further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act (or failure to act) of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. The Executive acknowledges that, as between he and the Company, all Confidential Information shall be the sole and exclusive property of the Company and its assigns.

(b)       Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with [his/her] work or using the facilities of the Company Group are property of the Company Group and subject to inspection by the Company Group, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to [his/her] work with the Company and will provide written certification of [his/her] compliance with this Agreement. Under no circumstances will the Executive have, following [his/her] termination, in [his/her] possession any property of the Company Group, or any documents or materials or copies thereof containing any Confidential Information. In the event of the termination of the Executive’s employment, the Executive hereby agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

(c)       Former Employer Information. The Executive hereby agrees that [he/she] will not, during the Period of Employment, improperly use or disclose any proprietary information (including, but not limited to, software, source and object code, developments, techniques, inventions, processes, technology, designs and drawings) or trade secrets of any former or concurrent employer or other person or entity and that [he/she] will not bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity and by an officer of the Company (other than the Executive). The Executive hereby agrees to indemnify the Company Group and hold it harmless from all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs for resolving disputes, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use by the Company Group of such proprietary information or trade secrets improperly used or disclosed by the Executive.

(d)       Third Party Information. The Executive recognizes that the Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive hereby agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out [his/her] work for the Company consistent with the Company Group’s agreement with such third party.

6.2	Inventions.

(a)       Inventions Retained and Licensed. The Executive has attached hereto, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements, trade secrets, and IC layout designs/mask works which were made by the Executive prior to [his/her] employment with the Company which belong to the Executive, which relate to the Company Group’s proposed or current business, products or research and development, and which are not assigned to any member of the Company Group hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, The Executive hereby represents that there are no such Prior Inventions. The Executive hereby agrees that he or she will not incorporate any Prior Inventions into any products, processes or machines of the Company Group; provided, however, that if in the course of the Executive’s employment with the Company, he or she incorporates into a product, process or machine of the Company Group a Prior Invention owned by the Executive or in which he or she has an interest, the Executive hereby represents that he or she has all necessary rights, powers and authorization to use such Prior Invention in the manner it is used and such use will not infringe any right of any company, entity or person and, in such a circumstance, each member of the Company Group is hereby granted and shall have a nonexclusive, royalty-free, sublicensable, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine. The Executive hereby agrees to indemnify the Company Group and hold it harmless from all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs for resolving disputes, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use, sublicensing, modification, transfer, or sale by the Company Group of such Prior Invention.

(b)       Assignment of Inventions. The Executive hereby agrees that he or she will promptly make full written disclosure to the Company and the Company Group, will hold in trust for the sole right and benefit of the Company and the Company Group, and hereby assign to the Company and the Company Group, or their respective designee, all of [his/her] right, title, and interest in and to any and all inventions, ideas, information, designs, original works of authorship, processes, formulas, computer software programs, databases, mask works, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under patent, copyright, circuit layout design or similar laws or anywhere else in the world, which he or she may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice, during the Period of Employment (whether or not during business hours) that are either related to the scope of [his/her] employment with the Company or make use, in any manner, of the resources of the Company Group (collectively referred to as “Inventions”). The Executive hereby acknowledges that the Company or the Company Group shall be the sole owner of all rights, title and interest in the Inventions created hereunder. In the event the foregoing assignment of Inventions to the Company or the Company Group is ineffective for any reason, each member of the Company Group is hereby granted and shall have a [exclusive] royalty-free, sublicensable, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Inventions as part of or in connection with any product, process or machine. Such exclusive license shall continue in effect for the maximum term as may now or hereafter be permissible under applicable law. Upon expiration, such license, without further consent or action on the Executive’s part, shall automatically be renewed for the maximum term as is then permissible under applicable law, unless, within the six-month period prior to such expiration, the Company and the Executive have agreed that such license will not be renewed. The Executive also hereby forever waives and agrees never to assert any and all rights he or she may have in or with respect to any Inventions even after termination of [his/her] employment with the Company. The Executive hereby further acknowledges that all Inventions created by him or her (solely or jointly with others) are, to the extent permitted by applicable law, “works made for hire” or “inventions made for hire,” as those terms are defined in the applicable laws and regulations], respectively in the relevant jurisdiction, and all titles, rights and interests in or to such Inventions are or shall be vested in the Company.

(c)       Maintenance of Records. The Executive hereby agrees to keep and maintain adequate and current written records of all Inventions. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d)       Patent and Copyright Registrations. The Executive hereby agrees to assist the Company, or its respective designees, at the expense of the Company, in every proper way to secure the Company’s rights in the Inventions in any and all countries, to further evidence, record and perfect any grant or assignment by the Executive of the Inventions hereunder and to perfect, obtain, maintain, enforce and defend any rights so granted or assigned, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions. The Executive hereby further agrees that [his/her] obligations to execute or cause to be executed, when it is in [his/her] power to do so, any such instrument or papers shall continue after the termination of this Agreement. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by the Executive.

6.3	Conflicting Employment. The Executive hereby agrees that, during Period of Employment, he or she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company Group is now involved or becomes involved during Period of Employment, nor will the Executive engage in any other activities that conflict with [his/her] obligations to the Company except by, for or on behalf of one or more other companies within the Company Group, or as instructed or otherwise permitted by the Company with a prior written consent.

6.4	Notification of New Employer. In the event that the Executive leaves the employment of the Company, the Executive hereby grants consent to notification by the Company to [his/her] new employer about [his/her] rights and obligations under this Agreement.

6.5	Non-Solicitation of Employees. The Executive hereby agrees that, during the Period of Employment and for a period of one (1) year immediately following the termination of [his/her] relationship with the Company for any reason, whether with or without cause, he or she shall not either directly or indirectly solicit, induce, recruit or encourage any employees of the Company Group to leave their employment, or attempt to solicit, induce, recruit, or encourage employees of the Company Group to leave their employment

6.6	Non-Interference with Customers. The Executive hereby agrees that, during the Period of Employment and [for a period of one (1) year immediately following the termination of [his/her] relationship with the Company for any reason, whether with or without cause, the Executive] / [thereafter, he/she] will not, directly or indirectly through any other person, use any of the Company Group’s trade secrets to influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group to divert their business away from such entity, and the Executive will not otherwise use the Company Group’s trade secrets to interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between any entity within the Company Group, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.7	Understanding of Covenants. The Executive acknowledges that, in the course of [his/her] employment with the Company Group members and their predecessors, he has become familiar, or will become familiar, with the Company Group members’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company Group members and their respective predecessors and that [his/her] services have been and will be of special, unique and extraordinary value to the Company Group. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

6.8	Enforcement. The Executive agrees that the Executive's services are unique and that he has access to Confidential Information. Accordingly, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction [or arbitrator], as applicable, is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

9.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law[; Venue]. This Agreement shall be governed by and construed in accordance with the laws of [the State of California] without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than [the State of California]. [Any dispute arising out of or relating to this Agreement shall be exclusively referred to [ ].]

12.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.	Entire Agreement. This Agreement, including the documents referred to herein, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, any offer letter or previous employment agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	[Arbitration; Waiver of Jury Trial. The Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment shall be submitted to arbitration in the United States, before a sole arbitrator (the “Arbitrator”) as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment. The parties agree that each party shall pay its own attorneys’ fees and other expenses.] / [Intentionally Left Blank]

17.	Notices.

(a)       All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by internationally recognized courier with next-day or second-day delivery. Any notice shall be duly addressed to the parties as follows:

(i)       if to the Company:

           Address:

           Attention:

           Email:

(ii)       if to the Executive:

Email:

           [Attention:]

(b)       Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or three (3) business days after being sent in accordance with the foregoing.

18.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of date first written above.

“Belite Bio, Inc”

By:
Name:	Tom Lin
Title:	Director

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

“EXECUTIVE”

Name:

EXHIBIT A

Intentionally Left Blank

EXHIBIT B

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any Confidential Information belonging to Belite Bio, Inc (the “Company”), its subsidiaries, parent companies, affiliates, successors or assigns (together, the “Company Group”). For purposes of this Termination Certificate, the term “Confidential Information” shall have the meaning assigned thereto in my Employment Agreement with the Company, dated on or about ___________ (the “Agreement”).

I further certify that I have complied with all the terms of the Agreement signed by me, including all of the provisions of Section 6 of the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Confidential Information.

I further agree that for one (1) year from this date, I will not either directly or indirectly solicit, induce, recruit or encourage any employees of the Company or the Company Group to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company or the Company Group and/or any suppliers, customers or consultants of the Company or the Company Group, either for myself or for any other person or entity.

Date:

Signature

Print Name

EXHIBIT C

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description

______ No inventions or improvements ______ Additional Sheets Attached Signature of Employee: Print Name of Employee: Date: